EX 99.28(d)(11)(vii)
Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

And BlackRock Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and BlackRock Investment Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of July, 2013, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to furnish sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, in connection with the merger of the JNL/Franklin Templeton Natural Resources Fund of Jackson Variable Series Trust into the JNL/BlackRock Commodity Securities Strategy Fund and as a result of certain investment strategy changes in connection therewith, the fund will be renamed the JNL/BlackRock Natural Resources Fund.

Whereas, pursuant to this merger and fund name change, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to update the fund name, as outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 28, 2015, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 28, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 20th day of August 2015, effective September 28, 2015.

Jackson National Asset Management, LLC		BlackRock Investment Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Francis Porcelli
Name:	Mark D. Nerud	Name:	Francis Porcelli
Title:	President and CEO	Title:	Managing Director

Schedule A
Dated September 28, 2015

Funds	Subsidiaries
JNL/BlackRock Natural Resources Fund	N/A
JNL/BlackRock Global Allocation Fund	JNL/BlackRock Global Allocation Fund Ltd.
JNL/BlackRock Large Cap Select Growth Fund	N/A

A-1

Schedule B
Dated September 28, 2015
(Compensation)

JNL/BlackRock Natural Resources Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.40%
$100 Million to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/BlackRock Global Allocation Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.42%
$500 Million to $1.5 Billion	0.40%
Amounts over $1.5 Billion	0.375%

JNL/BlackRock Large Cap Select Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.32%
$500 Million to $2 Billion	0.25%
Amounts over $2 Billion	0.20%

B-1